Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-205437, 333-199727, 333-127032, 333-145548, 333-162107, and 333-183574) on Forms S-8 and Registration Statement (No. 333-203959) on Form S-3 of Western Alliance Bancorporation and Subsidiaries of our reports dated February 26, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Western Alliance Bancorporation and Subsidiaries appearing in this Annual Report on Form 10-K of Western Alliance Bancorporation and Subsidiaries for the year ended December 31, 2017.

/s/ RSM US LLP

Phoenix, Arizona
February 26, 2018